PROMISSORY NOTE
Amount: $750,000.00
FOR VALID CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and in consideration for the terms and conditions set forth in the Technology Venture Fund and Economic Diversification Program Agreement (“Agreement”) between the Wisconsin Department of Commerce (“Department”) and Cellular Dynamics International, Inc. (“Borrower”) also identified as Contract # TVF FY07-17050/GEDL FY07-17072, the Borrower promises to pay the Department the principal sum of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00), or so much thereof as may be advanced by the Department, together with interest, in accordance with the terms and conditions hereinafter set forth.

1.	DEFINITIONS. Terms used in this Promissory Note shall have the same meanings as in the Agreement.

2.
INTEREST RATE. Except as otherwise provided herein, this Promissory Note shall bear interest on the unpaid principal balance at the annual rate of Two (2) percent, from the date of actual disbursement of the funds, or any portion thereof, to the Borrower until this Promissory Note is paid in full. Interest shall be computed based upon a 365-day year.

3.	TERM. The term of this Note shall commence on the Effective Date with all principal, accrued interest and other amounts owned hereunder being due and payable not later than December 31, 2016.

4.
DEFERRAL PERIOD. The Borrower’s payments of principal and interest hereunder shall be deferred until January 1, 2012. All interest from the date of the Department’s first disbursement shall be paid in accordance with the terms of Paragraph 6.

5.
PAYMENT. Commencing on January 1, 2012 and continuing on the first day of each consecutive month thereafter through and including November 1, 2016, and provided Borrower has borrowed the full principal amount under this Promissory Note, the Borrower shall pay this Promissory Note in 59 equal monthly installments of $14,500.00 each; followed by a final installment on December 1, 2016, which shall include all remaining principal, accrued interest and other amounts owed by the Borrower hereunder. Payments shall be applied first to interest accrued to date of receipt, and the balance if any, to principal.

6.	TERMS OF PAYMENT.

(a)
Time shall be of the essence as to the Borrower’s payment of all principal, accrued interest, and other amounts owed hereunder, which shall be delivered to the Department at the following address, or such other place or places as the Department may designate, prior to the close of business on the due dates set forth above:

Wisconsin Department of Commerce
Bureau of Business Development
201 West Washington Avenue/P.O. Box 7970

9290052_1

Madison, WI 53707
Attn: Contact #TVF FY07-17050/GEDL FY07-17072

(b)
If the Borrower fails to pay any amounts owed within thirty (30) calendar days of the date when due, then, from the date of default until such delinquent payment is paid in full, the Borrower shall pay the Department interest on the delinquent payment at an annual rate of twelve (12) percent. The accrual and collection of such interest shall be in addition to and not in lieu of any other rights and remedies that the Department may have under the Agreement, the Promissory Note, other loan documents, and applicable federal and state laws.

(c)
The Borrower shall bear the entire risk of loss, theft, damage, destruction, or seizure of the Collateral. The Borrower shall be obligated to pay the principal, interest, and other amounts owed hereunder even if the Borrower is unable to use the Collateral or any portion thereof, because of loss, theft, damage, destruction, seizure, nonrepair, lack of maintenance, or any other reason.

(d)
All principal payments, interest and other amounts owed hereunder shall be paid by the Borrower regardless of any set off, counterclaim, recoupment, defense, or other rights which the Borrower may have against the Department, the sellers of the Collateral, the contractors and subcontractors involved in making improvements to the Collateral, or any other party.

7.	“EVENT OF DEFAULT” DEFINED. The term “Event of Default” shall have the meaning set forth in the Agreement.

8.	REMEDIES IN EVENT OF DEFAULT. Upon the occurrence of an Event of Default, the Department shall have the remedies set forth in the Agreement.

9.	NO PREPAYMENT PENALTY. The Borrower shall have the right to prepay this Promissory Note, in whole or in part, at any time without penalty.

10.
SECURITY AGREEMENT. This Promissory Note and the Borrower’s obligations hereunder are secured by all existing and future security agreements and mortgages between Department and the Borrower, between the Department and any indorser of this Note, and between the Department and any other person or entity providing collateral security for the Borrower’s obligations hereunder, and payment may be accelerated according to any of them.

11.
CHOICE OF LAW. THIS PROMISSORY NOTE IS AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF WISCONSIN. If any provisions of this Promissory Note shall be prohibited by or invalid under Wisconsin law, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without affecting the validity or enforceability of the remaining provisions thereof.

12.
VENUE; JURISDICTION. Any judicial action relating to the construction, interpretation, or enforcement of this Promissory Note, or the recovery of any principal, accrued interest, court costs, attorney’s fees and other amounts owed hereunder, shall be brought and venued in the U.S. District Court for the Western District of Wisconsin or the

9290052_1

Dane County Circuit Court in Madison, Wisconsin. THE BORROWER HEREBY CONSENTS TO PERSONAL JURISDICTION IN THOSE WISCONSIN COURTS, AND WAIVES ANY DEFENSES THAT MAKER OTHERWISE MIGHT HAVE RELATING THERETO.

13.	CAPTIONS. The captions in this Promissory Note are for convenience of reference only and shall not define or limit any of the terms and conditions set forth herein.

14.
WAIVER. The Department’s failure to declare this Promissory Note in default or to otherwise enforce any of their respective rights or remedies shall not be deemed a waiver of its right to declare this Promissory Note in default and enforce its rights and remedies upon the occurrence of a future Event of Default. Nor shall the Department’s receipt and acceptance of any payment on this Promissory Note after the occurrence of an Event of Default constitute or be construed as a waiver of the default or the Department’s rights and remedies as a result of that default. No covenant, condition, or provision of this Promissory Note may be waived except with the Department’s express written consent.

15.
AGREEMENT INCORPORATED BY REFERENCE. This Promissory Note is subject to all of the terms, conditions, covenants and promises set forth in the Agreement which is hereby incorporated by reference as if fully set forth herein.

16.
AUTHORITY TO SIGN DOCUMENT. The person(s) signing this Promissory Note on behalf of the Borrower is authorized to sign this document. Borrower certifies and attests that the Borrower’s respective Articles of Incorporation, By Laws, Corporate or other Resolutions, and/or other related documents give full and complete authority to bind the Borrower, on whose behalf they are executing this document.

Borrower assumes full responsibility and holds the Department harmless for any and all payments made or any other actions taken by Department in reliance upon the above representation. Further, Borrower agrees to indemnify Department against any and all claims, demands, losses, costs, damages or expenses suffered or incurred by Department resulting from or arising out of any such payment or other action, including reasonable attorneys’ fees and legal expenses.
IN WITNESS WHEREOF, the undersigned Borrower has executed and delivered this Promissory Note as of the dates set forth below.
STEM CELL PRODUCTS, INC.

By:    /s/ Robert J. Palay__________        April 27, 2007
Robert J. Palay, Chairman        Date

3
9290052_1